SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO § 240.13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO § 240.13d-2

(Amendment No.     )*

RAIT FINANCIAL TRUST

(Name of Issuer)

Common Shares of Beneficial Interest, $.03 par value per share

(Title of Class of Securities)

749227609

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 749227609	SCHEDULE 13G	Page 2 of 19 Pages

(1)	Name of reporting person Highland Global Allocation Fund
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Massachusetts

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 2,219,361
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,219,361

(9)	Aggregate amount beneficially owned by each reporting person 2,219,361
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 2.4%
(12)	Type of reporting person (see instructions) IV, OO

CUSIP No. 749227609	SCHEDULE 13G	Page 3 of 19 Pages

(1)	Name of reporting person Highland Small-Cap Equity Fund
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Massachusetts

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 613,889
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 613,889

(9)	Aggregate amount beneficially owned by each reporting person 613,889
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.7%
(12)	Type of reporting person (see instructions) IV, OO

CUSIP No. 749227609	SCHEDULE 13G	Page 4 of 19 Pages

(1)	Name of reporting person Highland Capital Management Fund Advisors, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Massachusetts

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 2,833,250
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,833,250

(9)	Aggregate amount beneficially owned by each reporting person 2,833,250
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.0%
(12)	Type of reporting person (see instructions) IA, PN

CUSIP No. 749227609	SCHEDULE 13G	Page 5 of 19 Pages

(1)	Name of reporting person Strand Advisors XVI, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 2,833,250
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 2,833,250

(9)	Aggregate amount beneficially owned by each reporting person 2,833,250
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 3.0%
(12)	Type of reporting person (see instructions) HC, OO

CUSIP No. 749227609	SCHEDULE 13G	Page 6 of 19 Pages

(1)	Name of reporting person NexPoint Real Estate Strategies Fund
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 117,040
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 117,040

(9)	Aggregate amount beneficially owned by each reporting person 117,040
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1%
(12)	Type of reporting person (see instructions) IV

CUSIP No. 749227609	SCHEDULE 13G	Page 7 of 19 Pages

(1)	Name of reporting person NexPoint Advisors, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 117,040
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 117,040

(9)	Aggregate amount beneficially owned by each reporting person 117,040
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1%
(12)	Type of reporting person (see instructions) IA, PN

CUSIP No. 749227609	SCHEDULE 13G	Page 8 of 19 Pages

(1)	Name of reporting person NexPoint Advisors GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 117,040
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 117,040

(9)	Aggregate amount beneficially owned by each reporting person 117,040
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 0.1%
(12)	Type of reporting person (see instructions) HC, OO

CUSIP No. 749227609	SCHEDULE 13G	Page 9 of 19 Pages

(1)	Name of reporting person Highland Select Equity Master Fund, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Bermuda

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 1,741,521
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 1,741,521

(9)	Aggregate amount beneficially owned by each reporting person 1,741,521
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.9%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 749227609	SCHEDULE 13G	Page 10 of 19 Pages

(1)	Name of reporting person Highland Select Equity Fund GP, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 1,741,521
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 1,741,521

(9)	Aggregate amount beneficially owned by each reporting person 1,741,521
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.9%
(12)	Type of reporting person (see instructions) PN

CUSIP No. 749227609	SCHEDULE 13G	Page 11 of 19 Pages

(1)	Name of reporting person Highland Select Equity GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 1,741,521
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 1,741,521

(9)	Aggregate amount beneficially owned by each reporting person 1,741,521
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.9%
(12)	Type of reporting person (see instructions) OO

CUSIP No. 749227609	SCHEDULE 13G	Page 12 of 19 Pages

(1)	Name of reporting person Highland Capital Management, L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 1,741,521
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 1,741,521

(9)	Aggregate amount beneficially owned by each reporting person 1,741,521
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.9%
(12)	Type of reporting person (see instructions) IA, PN

CUSIP No. 749227609	SCHEDULE 13G	Page 13 of 19 Pages

(1)	Name of reporting person Strand Advisors, Inc.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization Delaware

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 1,741,521
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 1,741,521

(9)	Aggregate amount beneficially owned by each reporting person 1,741,521
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 1.9%
(12)	Type of reporting person (see instructions) HC, CO

CUSIP No. 749227609	SCHEDULE 13G	Page 14 of 19 Pages

(1)	Name of reporting person James D. Dondero
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 0
	(6)	Shared voting power 4,691,811
	(7)	Sole dispositive power 0
	(8)	Shared dispositive power 4,691,811

(9)	Aggregate amount beneficially owned by each reporting person 4,691,811
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) 5.0%
(12)	Type of reporting person (see instructions) HC, IN

CUSIP No. 749227609	SCHEDULE 13G	Page 15 of 19 Pages

(1)	Name of reporting person Matt McGraner
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☐ (b) ☐
(3)	SEC use only
(4)	Citizenship or place of organization United States

Number of shares beneficially owned by each reporting person with	(5)	Sole voting power 3,000
	(6)	Shared voting power 0
	(7)	Sole dispositive power 3,000
	(8)	Shared dispositive power 0

(9)	Aggregate amount beneficially owned by each reporting person 3,000
(10)	Check if the aggregate amount in Row (9) excludes certain shares (see instructions) ☐
(11)	Percent of class represented by amount in Row (9) Less than 0.1%
(12)	Type of reporting person (see instructions) IN

CUSIP NO. 749227609	13G	Page 16 of 19 Pages

SCHEDULE 13G

This Schedule 13G (this “13G”) is being filed on behalf of Highland Global Allocation Fund, a series of Highland Funds II, a Massachusetts business trust (the “Global Fund”), Highland Small-Cap Equity Fund, a series of Highland Funds II, a Massachusetts business trust (the “Small-Cap Fund”), Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (“Highland Fund Advisors”), Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), NexPoint Real Estate Strategies Fund, a Delaware statutory trust (“NRESF”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint Advisors”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint Advisors GP”), Highland Select Equity Master Fund, L.P., a Bermuda limited partnership (“Select Fund”), Highland Select Equity Fund GP, L.P., a Delaware limited partnership (“Select GP”), Highland Select Equity GP, LLC, a Delaware limited liability company (“Select LLC”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), James D. Dondero and Matt McGraner (collectively, the “Reporting Persons”).

Item 1(a). Name of Issuer:

RAIT Financial Trust (the “Issuer”)

Item 1(b). Address of Issuer’s Principal Executive Offices:

Two Logan Square, 100 N. 18th Street, 23rd Floor, Philadelphia, Pennsylvania 19103

Item 2(a). Name of Persons Filing:

This 13G is filed by and on behalf of each of the following persons: (1) Global Fund, (2) Small-Cap Fund, (3) Highland Fund Advisors, (4), Strand XVI, (5) NRESF, (6) NexPoint Advisors, (7) NexPoint Advisors GP, (8) Select Fund, (9) Select GP, (10) Select LLC, (11) Highland Capital, (12) Strand, (13) James D. Dondero and (14) Matt McGraner.

Item 2(b). Address of Principal Business Office or, if None, Residence:

The address of the principal business office of each of the Reporting Persons is 300 Crescent Court, Suite 700, Dallas, Texas 75201.

Item 2(c). Citizenship:

Mr. Dondero and Mr. McGraner are United States citizens. Global Fund and Small-Cap Fund are series of Massachusetts business trusts. Highland Fund Advisors, NexPoint Advisors, Select GP, and Highland Capital are Delaware limited partnerships. Strand XVI and Strand are Delaware corporations. NRESF is a Delaware statutory trust. NexPoint Advisors GP and Select LLC are Delaware limited liability companies. Select Fund is a Bermuda limited partnership.

Item 2(d). Title of Class of Securities:

Common Shares of Beneficial Interest, $.03 par value per share.

Item 2(e). CUSIP Number:

749227609

Item 3. If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4. Ownership:

(a) – (c)

CUSIP NO. 749227609	13G	Page 17 of 19 Pages

The following beneficial ownership of each of the Reporting Persons as of December 31, 2017 is as follows:

Name of Reporting Person	Amount beneficially owned	Percent of Class[1]	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Highland Global Allocation Fund	2,219,361	2.4%	0	2,219,361	0	2,219,361
Highland Small-Cap Equity Fund	613,889	0.7%	0	613,889	0	613,889
Highland Capital Management Fund Advisors, L.P.	2,833,250	3.0%	0	2,833,250	0	2,833,250
Strand Advisors XVI, Inc.	2,833,250	3.0%	0	2,833,250	0	2,833,250
NexPoint Real Estate Strategies Fund	117,040	0.1%	0	117,040	0	117,040
NexPoint Advisors, L.P.	117,040	0.1%	0	117,040	0	117,040
NexPoint Advisors GP, LLC	117,040	0.1%	0	117,040	0	117,040
Highland Select Equity Master Fund, L.P.	1,741,521	1.9%	0	1,741,521	0	1,741,521
Highland Select Equity Fund GP, L.P.	1,741,521	1.9%	0	1,741,521	0	1,741,521
Highland Select Equity GP, LLC	1,741,521	1.9%	0	1,741,521	0	1,741,521
Highland Capital Management, L.P.	1,741,521	1.9%	0	1,741,521	0	1,741,521
Strand Advisors, Inc.	1,741,521	1.9%	0	1,741,521	0	1,741,521
James D. Dondero	4,691,811	5.0%	0	4,691,811	0	4,691,811
Matt McGraner	3,000	<0.1%	3,000	0	3,000	0
TOTAL	4,694,811	5.0%	3,000	4,691,811	3,000	4,691,811

1.	The percentages are based on 93,046,621 common shares of beneficial interest, par value $0.03 per share, outstanding as of November 6, 2017, which is the total number of common shares of beneficial interest outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2017.

Item 5. Ownership of Five Percent or Less of a Class:

Not applicable.

Item 6. Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8. Identification and Classification of Members of the Group:

See Exhibit 99.1.

Item 9. Notice of Dissolution of Group:

Not applicable.

Item 10. Certification.

Not applicable.

CUSIP NO. 749227609	13G	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2018

HIGHLAND FUNDS II, on behalf of its series Highland Global Allocation Fund

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

HIGHLAND FUNDS II, on behalf of its series Highland Small-Cap Equity Fund

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.

By:	Strand Advisors XVI, Inc., its general partner

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

STRAND ADVISORS XVI, INC.

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

NEXPOINT REAL ESTATE STRATEGIES FUND

	By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Authorized Signatory

NEXPOINT ADVISORS, L.P.

By:	NexPoint Advisors GP, LLC, its general partner

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

NEXPOINT ADVISORS GP, LLC

	By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Authorized Signatory

CUSIP NO. 749227609	13G	Page 19 of 19 Pages

HIGHLAND SELECT EQUITY MASTER FUND, L.P.

By:	Highland Select Equity Fund GP, L.P., its general partner

By:	Highland Select Equity GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ Scott Ellington
Name: Scott Ellington
Title: Authorized Signatory

HIGHLAND SELECT EQUITY FUND GP, L.P.

By:	Highland Select Equity GP, LLC, its general partner

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ Scott Ellington
Name: Scott Ellington
Title: Authorized Signatory

HIGHLAND SELECT EQUITY GP, LLC

By:	Highland Capital Management, L.P., its sole member

By:	Strand Advisors, Inc., its general partner

	By:	/s/ Scott Ellington
Name: Scott Ellington
Title: Authorized Signatory

HIGHLAND CAPITAL MANAGEMENT, L.P.

By:	Strand Advisors, Inc., its general partner

	By:	/s/ Scott Ellington
Name: Scott Ellington
Title: Authorized Signatory

STRAND ADVISORS, INC.

	By:	/s/ Scott Ellington
Name: Scott Ellington
Title: Authorized Signatory

/s/ James D. Dondero
James D. Dondero

/s/ Matt McGraner
Matt McGraner